Exhibit 99.1
NEWS RELEASE
For Immediate Release
Contact: Denise D. Resnik
(602) 956-8834, x111
denise@dracommunications.com

IMH Financial Corporation Announces Corporate Debt Restructure

$78.8 Million Refinance Provides IMHFC with More Favorable Debt Terms and
Additional Working Capital for Development and Lending Activities and Operations

Scottsdale, Ariz. (January 29, 2015) – IMH Financial Corporation (“IMHFC” or the “Company”) is pleased to announce that it has restructured its corporate debt which will significantly enhance the Company’s financial position. On January 23, 2015, Calmwater Capital 3, LLC (“Calmwater”) provided new debt instruments to IMHFC in the aggregate principal amount of $78.8 million for the purposes of refinancing the Company’s $36.0 million senior secured loan with NWRA Ventures I, LLC and a $24.8 million loan with First Credit Bank to two of the Company’s affiliates, as well as to provide working capital for certain development activities and operational costs.

“This new debt structure is a crucial step towards the future success of the company,” said Lawrence D. Bain, Chairman and CEO of IMHFC. “This represents the completion of the payoff on the New World financing of 2011. The refinancing will materially reduce our interest expenses, as well as provide the capital required to fund the balance of our equity commitment of $11.8 million for our new construction in Apple Valley, Minnesota. This refinancing closes another chapter of the IMH legacy matters and helps to position IMH for future growth.”

The general terms of the respective loans are as follows

(i)
The first loan is a $50.0 million non-recourse loan secured by first liens on the Company’s two operating hotel properties located in Sedona, Arizona (“the Sedona Loan”). L’Auberge de Sedona is a AAA Four Diamond luxury inn and spa with an extraordinary and unique location along the banks of on Oak Creek in Sedona, Arizona. L’Auberge is considered to be one of the most beautiful hotels in the world, and has received countless awards and accolades from hospitality organizations and media. The Orchards Inn is an adjacent hotel with stunning views of Sedona’s world famous red rocks, located within steps of shopping and activities. The Sedona Loan requires interest-only payments beginning on March 1, 2015 with a rate of 6.75% per annum plus the greater of (a) LIBOR or (b) 0.50% per annum. The Sedona Loan has a maturity date of February 1, 2018 with an option to extend for two 12-month periods. The Sedona Loan is subject to a non-recourse carve-out guaranty by the Company which also includes a guarantee of completion of certain capital improvements at the Company’s hotel properties. The Company is permitted to make optional prepayments at any time, subject to a yield maintenance prepayment fee if the prepayment is made prior to February 1, 2016, and a .50% prepayment premium if paid prior to February 1, 2017, and other conditions set forth in the loan agreement.

(ii)
The second loan is a $24.4 million non-recourse loan (“Asset Loan 1”) secured by first liens on certain IMHFC real estate assets as well as pledges of interests held by Company affiliates. Asset Loan 1 requires interest-only payments beginning on March 1, 2015 with an interest rate of 8.5% per annum plus the greater of (a) LIBOR or (b) 0.50% per annum. Asset Loan 1 has a maturity date of February 1, 2017, with an option to extend for one 12-month period. Asset Loan 1 is subject to a non-recourse carve-out guaranty by the Company which also includes a guarantee of completion of certain entitlement work related to a certain IMFC real estate asset. The Company is permitted to make optional prepayments at any time, subject to a variable yield maintenance prepayment premium if the prepayment is made prior to November 1, 2015 and other conditions.

(iii)
The third loan is a $4.4 million non-recourse loan (“Asset Loan 2”) secured by first liens on certain IMHFC real estate assets as well as pledges of interests held by Company affiliates. Asset Loan 2 requires interest-only payments beginning on March 1, 2015 with an interest rate of 8.5% per annum plus the greater of (a) LIBOR or (b) 0.50% per annum. Asset Loan 2 has a maturity date of February 1, 2017 with an option to extend for one 12-month period. Asset Loan 2 is subject to a non-recourse carve-out guaranty by the Company which also includes a guarantee of the completion of construction and entitlement work related to certain IMHFC real estate assets. The Company is permitted to make optional prepayments at any time, subject to a variable yield maintenance prepayment premium if the prepayment is made prior to November 1, 2015 and other conditions.

IMH Financial Corporation
IMH Financial Corp. is a real estate company based in Scottsdale, Arizona, with extensive experience in various facets of commercial real estate. IMHFC has considerable financial strength with more than $100 million in common and preferred equity and a business plan that focuses on its current real estate holdings as well as the productive deployment of investment capital on new opportunities including mortgage loans, mezzanine financing, hospitality investments, as well as commercial and multi-family opportunities. Since 2003, IMHFC has invested over $1.4 billion in real estate loans and projects. The Company has property or active projects in Arizona, California, Minnesota, New Mexico, and Texas. IMHFC has experience in acquiring, financing, and developing commercial real estate, as well as in the management of existing commercial operations. Call IMHFC at 480-480-8400 or visit www.imhfc.com for more information.

Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “will,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” ”likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view” and “would” or the negative of these terms or other comparable terminology. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements.

Our forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the risk that we will be unable or otherwise decide not to make proposed future distributions and other risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC. These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.
As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to the Company, individuals can visit www.sec.gov and reference CIK #1397403.